As filed with the Securities and Exchange Commission on June 2, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ISABELLA BANK CORPORATION
(Exact name of Issuer as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2830092 (I.R.S. Employer Identification No.)
200 East Broadway
Mt. Pleasant, Michigan 48858
(Address of Principal Executive Offices)
ISABELLA BANK CORPORATION
STOCKHOLDER DIVIDEND REINVESTMENT AND
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
Dennis P. Angner
200 East Broadway
Mt. Pleasant, MI 48858
989/772-9471
(Name, address and telephone number of agent for service)
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Shares, no par value	30,000 Sh (1)	$44.00(2)	$ 1,320,000 (2)	$ 51.88 (2)

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be required to be issued under the Plan in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.
(2) Estimated based on the average price of the Common Stock on May 27, 2008, pursuant to Rule 457(h)(1) and 457(c) solely for the purpose of calculating the registration fee.
REGISTRATION OF ADDITIONAL SECURITIES STATEMENT PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8
     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 30,000 shares of Isabella Bank Corporation (the “Registrant”) common stock to be issued pursuant to the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, as amended on May 22, 2008 (the “Plan”). Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8, previously filed with the Commission relating to the Plan (File No. 33-34777, File No. 33-61596, File No. 333-53377 and File No. 333-106414), are incorporated herein by reference.
     As originally adopted, the Plan was titled “IBT Bancorp, Inc. Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.” On May 22, 2008, the Board of Directors of the Registrant approved an amendment to the Plan to reflect the change of the name of the Registrant from “IBT Bancorp, Inc.” to “Isabella Bank Corporation” (the “Amendment”). The Amendment changed the title of the Plan to “Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan” and updated references to the Registrant’s previous name.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

The following is a list of exhibits filed as part of this registration statement.

5.	Opinion of counsel as to the legality of the common shares covered by this registration statement.

23.1	Consent of Rehmann Robson P.C.

23.2	Consent of counsel (included within Exhibit 5).

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Pleasant, state of Michigan, on May 22, 2008.

ISABELLA BANK CORPORATION
By:	/s/ Dennis P. Angner
Dennis P. Angner, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Dennis P. Angner	May 22, 2008
Dennis P. Angner, President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Peggy L. Wheeler Peggy L. Wheeler Senior Vice President and Controller (Principal Financial Officer)	May 22, 2008

/s/ Richard J. Barz Richard J. Barz, Director	May 22, 2008

/s/ Sandra L. Caul Sandra L. Caul, Director	May 22, 2008

/s/ James C. Fabiano James C. Fabiano, Director	May 22, 2008

/s/ Theodore W. Kortes Theodore W. Kortes, Director	May 22, 2008

/s/ David J. Maness David J. Maness, Director	May 22, 2008

/s/ W. Joseph Manifold	May 22, 2008
W. Joseph Manifold, Director

/s/ W. Michael McGuire	May 22, 2008

W. Michael McGuire, Director

/s/ William J. Strickler	May 22, 2008
William J. Strickler, Director

/s/ Dale Weburg	May 22, 2008
Dale Weburg, Director

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of counsel as to legality of the common shares covered by this registration statement

23.1	Consent of Rehmann Robson P.C.

23.2	Consent of counsel (included within Exhibit 5)